Exhibit 10.2

SEPARATION AGREEMENT

AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is between Veru Inc. (“Company”) and Daniel T. Haines (“Employee”). The effective date of this Agreement shall be the latter of the two signature dates evidenced on page eight hereof (“Effective Date”).

RECITALS

A.    Employee has submitted his resignation from the position of Chief Financial Officer of the Company effective as of January 4, 2018. As a result, Employee’s employment with the Company ended effective as of January 4, 2018 (the “Separation Date”).

B.    The Company and Employee desire to effect a final resolution and settlement of all matters and issues relating directly or indirectly to Employee’s employment with the Company and Employee’s separation from that employment as of the Separation Date and have arrived at a compromise of all such matters in this Agreement.

AGREEMENTS

1.    Acknowledgment of Compensation through Date of Agreement. Employee acknowledges and agrees that with payment by the Company to Employee of $26,565.24 gross, less tax withholding and all required deductions, on the next regularly scheduled payroll date after the Separation Date, an amount representing Employee’s outstanding earned wages to the Separation Date of $3,846.15, an amount representing unused vacation to the Separation Date of $18,565.09, and expense reimbursement of $4,154.00, Employee will have received from the Company and its related entities all salary, fringe benefits (including without limitation by enumeration vacation pay, expense reimbursement, and retirement plan contributions except as enumerated herein) and all other compensation and benefits owed by the Company to Employee to the Separation Date, other than the bonus described in paragraph 2 hereof. Notwithstanding the foregoing, the Company expressly acknowledges and agrees that it will continue to honor any indemnification, advancement and similar obligations it may have to Employee under law or under the Company’s Amended and Restated Articles of Incorporation, as amended, or the Company’s Amended and Restated By-Laws, as amended, or any directors’ and officers’ insurance coverage (collectively, the “Unreleased Rights”).

2.    Bonus. In lieu of an equity award representing Employee’s 2017 fiscal year bonus that would not vest until December 14, 2018 as approved by the Compensation Committee of the Company’s Board of Directors (“Compensation Committee”), the Company will pay Employee the cash amount representing Employee’s outstanding fiscal year 2017 bonus of $80,888.00 gross less tax withholding and all required deductions within fifteen (15) days of closing on a future financing that nets the Company at least $8 million in gross cash proceeds. “Financing” referred to herein represents external capital funded after the Separation date, whether in debt, equity, or otherwise and whether in one or a series of transactions that aggregate at least $8 million in gross cash proceeds to the Company. Financing shall exclude any funding derived from customary operating activities, including any sale or settlement of trade receivables.

3.    Consideration. Conditioned upon (1) Employee’s signing of this Agreement and Employee’s return of the Agreement to the Company, (2) providing reasonable and limited transition assistance services (including answering phone inquiries) as needed until March 31, 2018 and (3) Employee returning his Company computer to Dawn Fitzpatrick in the Miami office, the Company shall:

(a)    pay Employee a separation payment in an amount equal to his base salary for a period of six (6) months, which is equal to $125,000.00 (gross) in total, less tax withholding and all required deductions, which amount shall be paid in twelve (12) equal bi-monthly installments on each of the twelve (12) next regularly scheduled payroll dates commencing on the next regularly scheduled payroll date following Employee’s proper execution and return of this agreement to the Company; and

(b)    accelerate the vesting of part of the non-qualified stock option granted to Employee under the Company’s 2017 Equity Incentive Plan on August 2, 2017 with an exercise price of $1.20 per share (the “August 2017 Stock Option”) that is scheduled to vest on August 2, 2018 (116,667 shares) so that such part of the August 2017 Stock Option is exercisable as of the Effective Date and permit such part of the August 2017 Stock Option to be exercised for a period of one year from the Effective Date in accordance with the terms of the 2017 Equity Incentive Plan and the stock option grant agreement.

Employee acknowledges that the remainder of the August 2017 Stock Option that is scheduled to vest on August 2, 2019 and August 2, 2020 (233,333 shares) shall terminate as of the Effective Date and may not be exercised.

The consideration specified in this paragraph 3 shall not be deemed “compensation” for purposes of any of the Company’s qualified retirement plans or other benefit programs, and payment of this consideration does not entitle Employee to any retirement plan contributions by the Company for Employee’s benefit or account. The consideration specified in this paragraph 3 is not an amount to which Employee is otherwise entitled, and constitutes additional consideration for Employee’s release and waiver of potential claims identified in paragraph 6 below.

4.    Confidentiality and Non-Disclosure

(a)    Employee agrees that this Agreement, and its terms and provisions, are strictly confidential and shall not be divulged or disclosed in any way to any person other than Employee’s spouse, legal counsel, or tax advisor. Should Employee choose to divulge the terms and conditions of this Agreement to Employee’s spouse, legal counsel, or tax advisor, Employee shall ensure that they will be similarly bound to keep the same confidential. A breach of this paragraph by Employee’s spouse, legal counsel, or tax advisor shall be considered a breach of this paragraph by Employee.

5.    Non-Admission of Liability. Neither this Agreement nor any action taken by the Company pursuant to it shall in any way be construed as an admission by the Company of any liability, wrongdoing, or violation of law, regulation, contract or policy regarding any of the Company’s decisions and actions regarding the employment or separation from employment of Employee.

6.    Release and Waiver of Claims. For valuable consideration from the Company as stated above, Employee, for Employee and Employee’s heirs, personal representatives, successors and assigns, hereby releases all claims of whatever nature that Employee may have against the Company, its parent company, affiliates, subsidiaries, predecessors, successors and assigns and its and their present, former or later insurers, agents, representatives, officers, administrators, directors, shareholders and employees (collectively “Releases”), which arise out of or are in any manner based upon or related to the employment relationship between Employee and the Company, and the end of that relationship, and from all other claims or liabilities of any nature whatsoever which have arisen from any occurrence, transaction, omission or communication which transpired or occurred at any time before or on the date of this Agreement; provided, however, that (a) this Agreement will not prevent any party from asserting a claim against the other party for breach of this Agreement and (b) the release and waiver of claims in this paragraph excludes, and the Employee does not release or waive: (i) any claims that cannot be released or waived by law; and (ii) any Unreleased Rights.

7.    No Limitation of Rights. The waiver and release in paragraph 6 does not affect those rights or claims that arise after the execution of this Agreement. Nor does the waiver and release affect those rights or claims that cannot be waived by law. While nothing contained in this Agreement shall be interpreted to prevent the United States Equal Employment Opportunity Commission (“EEOC”) from investigating and pursuing any matter which it deems appropriate, Employee understands and agrees that, by signing this Agreement, Employee is waiving any and all rights Employee may have to reinstatement, damages, remedies, costs, attorney’s fees or other relief as to any claims Employee has released and any rights Employee has waived as a result of Employee’s execution of this Agreement. Nothing contained in this Agreement is intended to limit Employee’s right or ability to file a charge of discrimination with the EEOC. The EEOC has the authority to carry out its statutory duties by investigating the charge, issuing a determination, filing a lawsuit in court in its own name, or taking any other action authorized under law. Employee retains the right to testify, assist or participate in any such action. Employee retains the right to communicate with the EEOC and such communication can be initiated by Employee or in response to the government and is not limited by the non-disparagement obligations contained in paragraph 13 of this Agreement.

8.    Unemployment Compensation and No Reinstatement, Reemployment or Rehire. Employer will not contest Employee’s entitlement to receive unemployment compensation benefits based on the termination of employment. Employee expressly declines reinstatement, reemployment or rehire by the Company and waives all rights to claim such relief. If Employee should apply for employment with the Company or with any of its related entities in the future, Employee agrees that Employee has no entitlement to such employment and may be denied employment based on this Agreement.

9.    No Pending Matters. Employee warrants and represents that Employee has not filed any pending complaint, charge, claim or grievance concerning Employee’s compensation,

separation from employment or terms and conditions of employment against the Company with any local, state or federal agency, court or commission, and that if any agency, commission or court assumes jurisdiction of any such complaint or charge on behalf of Employee, Employee will immediately request that agency, commission, or court to dismiss such proceeding.

10.    Confidential Information.

(a)    Definitions. For purposes of this Agreement, “Confidential Information” means information, to the extent it is not a trade secret, that is possessed by or developed for Company and/or its related entities and that relates to the business or technology of Company and/or its related entities, including but not limited to compounds, formulations, strategic plans, methods, products, procedures, processes, techniques, designs, job organization systems, business plans and strategies, existing or proposed bids, bidding strategies, technical developments, existing or proposed research projects, financial or business projections, investments, marketing plans and strategies, pricing and cost information, negotiation strategies, sales strategies and plans, training information and materials, Company employee compensation and other Company employee information, customer or potential customer lists, customer purchasing history, information generated for customer engagements, and other similar confidential and proprietary information. Confidential Information also includes information received by Company from others which Company has an obligation to treat as confidential, including information obtained in connection with customer engagements. Confidential Information shall not include information that is or becomes available to the public through no wrongful act or omission of Employee or any other person under a duty of confidentiality to Company.

(b)    Nondisclosure. Employee agrees that for 24 months following the Separation Date, Employee will not, directly or indirectly, in any capacity, use or disclose, or cause to be used or disclosed, in any geographic area in which or to any person or entity to which such use or disclosure could harm the business interests of Company, any Confidential Information. This provision does not prohibit Employee’s use of general skills acquired prior to or during employment by Company, as long as such use does not involve the use or disclosure of Confidential Information or trade secrets of the Company or any of its related entities. While complying with this Section 10(b) to the greatest extent possible, nothing herein prohibits Employee from reporting possible violations of federal law or regulation to any governmental agency or making other disclosures under the whistleblower provisions of federal or state law or regulation. Employee is not required to notify the Company if Employee makes such reports or disclosures.

11.    Trade Secrets. Notwithstanding the provisions of paragraph 10, the parties agree that nothing in this Agreement shall be construed to limit or negate any statutory or common law of torts or trade secrets, where such law provides Company or any of its related entities with broader protection than that provided in this Agreement. Employee shall not use or disclose the trade secrets of Company or any of its related entities as long as they remain trade secrets.

12.    Specific Performance. Employee acknowledges and agrees that irreparable injury to Company may result in the event that Employee breaches any covenant in this Agreement, and that the remedy at law for the breach of any such covenant will be inadequate. If Employee engages in any act in violation of any provision of paragraph 10 or 11, Employee agrees that

Company shall be entitled to seek, in addition to such other remedies and damages that may be available to it by law or under this Agreement, to injunctive relief to enforce such provisions without the necessity of posting a bond and its costs, expenses and attorney fees incurred in enforcing such provisions.

13.    Mutual Non-Disparagement. Employee agrees to maintain a positive and constructive attitude and demeanor towards the Company, its directors, officers, shareholders, employees and agents, and agrees to refrain from making derogatory comments or statements of a negative nature about the Company, its directors, officers, shareholders, employees and agents, to anyone, including, but not limited to, current and former Company customers, employees, suppliers, vendors, and referral sources. The Company agrees to cause its officers to maintain a positive and constructive attitude and demeanor towards the Employee and to refrain from making derogatory comments or statements of a negative nature about the Employee.

This paragraph does not in any way (a) restrict or impede Employee from exercising protected rights, including rights under the National Labor Relations Act (NLRA) or the federal securities laws, including the Dodd-Frank Act, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order, or (b) restrict or impede the Company’s ability to provide truthful information about the reasons for Employee’s termination in any legal or administrative proceedings, in response to inquiries from any state unemployment insurance agency or in any regulatory filings, including filings with the Securities and Exchange Commission. The Company may also provide the following information in response to any request for a reference from any future potential employer of Employee: Employee’s name, position and dates of employment.

14.    Return of Company Property. Upon Company’s request, Employee agrees that Employee will return any and all Company records, files, keys, keyless entry cards, documents, confidential or proprietary information, computer equipment, CDs, computer software programs, vehicles, credit cards and any other property owned by or belonging to the Company or any of its related entities in Employee’s possession or under Employee’s control without any originals or copies being kept by Employee or conveyed to any other person.

15.    No Representations as Employee. After the Separation Date, Employee agrees that Employee will not represent herself as being a current employee, officer, attorney, agent or representative of Company for any purpose.

16.    No Injuries. Employee acknowledges and agrees that Employee has reported to Company management any and all workplace injuries (if any) sustained by Employee during Employee’s employment with the Company and that Employee is not aware of any facts that would give rise to a worker’s compensation claim that has not already been properly reported.

17.    Binding Agreement. This Agreement shall be binding upon Employee and upon Employee’s heirs, administrators, representatives, executors, successors and assigns and shall inure to the benefit of the Releases and to their heirs, administrators, representatives, executors, successors and assigns. This Agreement shall be binding upon the Releases and their heirs, administrators, representatives, executors, successors and assigns and shall inure to the benefit of Employee and her heirs, administrators, representatives, executors, successors and assigns.

18.    Severability. It is understood and agreed that the provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions herein shall not affect the validity and enforceability of the other provisions herein.

19.    Complete and Exclusive Agreement. The parties understand and agree that this Agreement is final and binding and constitutes the complete and exclusive statement of the terms and conditions of settlement, that no representations or commitments were made by the parties to induce this Agreement other than as expressly set forth herein and that this Agreement is fully understood by the parties. This Agreement may not be modified or supplemented except by a subsequent written agreement signed by the party against whom enforcement is sought.

20.    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. Signatures to this Agreement transmitted by facsimile, by electronic mail in portable document format (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing the original signature.

21.    Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to principles of conflicts of law. Any controversy between Company and Employee arising under or relating to this Agreement shall be determined by a state or federal court located in Miami Dade County, Florida, and the parties agree not to present any such controversy to any other court or forum. The parties expressly consent to the exclusive jurisdiction of a state or federal court located in Miami Dade County, Florida.

22.    Consideration Period. Employee represents and agrees that Employee has had the opportunity and time to consult with legal counsel concerning the provisions of this Agreement, if Employee so chooses and that Employee has been given an adequate amount of time to consider this Agreement. Employee acknowledges and agrees that in signing this Agreement, Employee does not rely and has not relied upon any representation or statement by any of the Releases’ agents, employees, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement.

23.    Company Right to Revoke. The parties understand and agree that the Company has the right to revoke its offer at any time prior to Employee’s signing of this Agreement and return of it to the Company, for any reason including, without limitation, Employee’s making of derogatory comments or statements of a negative nature about the Company, its directors, officers, shareholders, employees and agents to anyone, including, but not limited to, current and former Company customers, employees, suppliers, vendors, and referral sources.

24.    Code Section 409A. This Agreement is intended to satisfy the requirements for the deferral of compensation under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or an exemption thereunder. All terms used in this Agreement shall be interpreted to the maximum extent possible to satisfy Code section 409A. Notwithstanding anything herein to the contrary, payments provided under this Agreement may be made upon a permissible payment event in a manner that complies with Code section 409A or an applicable exemption. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. Any separate payment or benefit under this Agreement or otherwise that may be excluded from Code section 409A as separation pay, a short-term deferral or any other applicable exemption or provision of Code section 409A shall be excluded from Code section 409A to the maximum extent possible. Notwithstanding anything herein to the contrary, the Company may amend this Agreement, with the consent of Employee, to add, alter or remove any provision that the Company deems necessary, appropriate or advisable to comply with Code section 409A. If there is more than one way to add, alter or remove a provision to comply with Code section 409A, the Company shall have the discretion to choose the alternative it believes to be in the best interest of Employee and the Company.

25.    Acknowledgment. The undersigned parties acknowledge and agree that they have carefully read the foregoing document, that a copy of the document was available to them prior to execution, that they understand its contents including its release of claims, that they have been given the opportunity to ask any questions concerning the Agreement and its contents, and have signed this Agreement as their free and voluntary act.

26.    Miscellaneous.

(a)    All provisions in this Agreement, including subparagraphs, are severable, and the unenforceability of any provision shall not affect the enforceability of any other provision. The parties agree that each covenant contained in paragraphs 10 and 11 hereof is separate and independent. If any provision of this Agreement is held to be unenforceable, then this Agreement will be deemed amended to the extent necessary to render the otherwise unenforceable provision, and the rest of the Agreement, valid and enforceable. If a court declines to amend this Agreement as provided herein, the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions, which shall be enforced as if the offending provision had not been included in this Agreement.

(b)    Company may assign this Agreement to a successor entity without notification to, or the consent of, Employee. This Agreement shall be binding upon Employee, and shall inure to the benefit of Company, its successors and assigns.

(c)    The failure by Company to enforce any right or remedy available to it under this Agreement shall not be construed to be a waiver of such right or remedy with respect to any other prior, concurrent or subsequent breach or failure. No waiver of rights under this Agreement shall be effective unless made in writing with specific reference to this Agreement.

(d)    Only as to any portion(s) of any prior agreement(s) that concern(s) the specific subject matter contained in this Agreement, this Agreement supersedes any prior agreement concerning similar subject matter dated prior to the date of this Agreement, and by execution of this Agreement, both parties agree that any such predecessor agreement shall be deemed null and void. Unless contained herein, no representation, promise or agreement concerning the specific subject matter contained in this Agreement shall be binding on Company. This Agreement may not be modified orally or by conduct. Any modification of this Agreement must be in a writing that refers to this Agreement and is signed by both parties.

IN WITNESS WHEREOF, the parties herein executed this Separation Agreement and General Release as of the date appearing next to their signatures.

VERU INC.

Date: January 9, 2018	By:	/s/ Mitchell Steiner
Mitchell Steiner, MD, FACS
Chief Executive Officer & President

CAUTION: THIS IS A RELEASE. THE COMPANY HEREBY

ADVISES EMPLOYEE TO CONSULT WITH AN ATTORNEY AND READ IT BEFORE

SIGNING.

Date: January 8, 2018	/s/ Daniel Haines
Daniel T. Haines